EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

                    VANGUARD FLORIDA INSURED TAX-FREE FUND

1. Average Annual Total Return (As of November 30, 1997)
    P (1 + T)n = ERV
  Where:   P = a hypothetical initial payment of $1,000
            T = average annual total return
            N = number of years

       ERV = ending redeemable value at the end of the period

EXAMPLE:
 One Year

      P = $1,000
      T = +6.54%
      N = 1

   ERV = $1,065.42

 Five Year

      P = $1,000
      T = +7.52%
      N = 5

    ERV = $1,437.07

 Ten Year

      P = $1,000
      T = +7.73%
      N = *

     ERV = $1,477.93

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*Since inception, September 1, 1992.


2. YIELD (30 Days Ended December 31, 1997)

   YIELD = 2 [( a - b c x d  + 1)6 -- 1]

  Where: a = dividends and interest paid during the period

          b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period

EXAMPLE:

          a = $2,427,091.87
          b = $95,048.88
          c = 53,711,908.180
          d = $11.21
       Yield = 4.69%